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                                                                    EXHIBIT 10.1


                           PURCHASE AND SALE AGREEMENT

         THIS AGREEMENT is dated this 14TH day of June, 2001, by and between BENSON MINERAL GROUP, INC. ("Benson"), an Oklahoma corporation, also known as Benson Mineral Group, of 1560 Broadway, Suite 1900, Denver, Colorado 80202 (hereinafter called "Seller"), and DEVON SFS OPERATING, INC., a Delaware corporation, of 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260 (hereinafter called "Buyer"). Buyer is the Assignee of Legacy International, Inc., of said assignor's rights and duties under that certain "Offer to Purchase" agreement dated May 8, 2001, between Legacy International, Inc. and Benson Mineral Group, Inc.

         For and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, Buyer and Seller agree to the purchase and sale of the Subject Property described below, under the following terms:

         1. Property Being Sold. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey and Buyer agrees to purchase and accept the Subject Property for the Purchase Price as defined hereinafter. The "Subject Property" shall include the following:

            a. Leaseholds. All of Seller's right, title and interest, with no depth limitations created by Seller, 'in all oil and gas leaseholds, oil, gas and other minerals, including working interests, rights of assignment and reassignment, corresponding net revenue interests, operating rights, record title interests, and all other interests under, in or useful in connection with oil, gas or mineral leases, and interests in rights to explore for and produce oil, gas or other minerals ("Leases"), which are (i) described in Exhibit "A" or
(ii) associated with the land ("Land") described in Exhibit "A";

            b. Rights in Production. All of Seller's night, title and interest in all reversionary interests, back-in interests, and in production of oil, gas or other minerals relating to the Leases and/or Land;

            c. Contract Rights. All of Seller's right, title and interest in or derived from all orders and decisions of state and federal regulatory authorities, joint operating agreements, gas purchase agreements, gathering agreements, transportation agreements, processing agreements, farmout agreements and farmin agreements and any other agreements, which (1) are described in Exhibit "A" or (ii) relate to any of the interests or the Land described in Exhibit "A". All contracts benefitting the Subject Property are described in Exhibit "C" ("Contracts");

            d. Easements. All of Seller's right, title and interest in all rights-of-way, easements, licenses, servitudes and franchises (i) described in Exhibit "A" or (ii) appurtenant to


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or used in connection with the Land or other property described in Exhibit "A"
(hereinafter "Easements"),

            e. Permits. All of Seller's right, title and interest in all permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals to the extent the same are used or obtained in connection with any of the Land or other property described in Exhibit "A" ("Permits");

            f. Wells. All of Seller's right, title and interest in all producing, non- producing and shut-in oil and/or gas wells, saltwater disposal wells, water wells, production spacing units and undeveloped locations (i) described in Exhibit "D" or (ii) described in or used or obtained in connection with the Land or other property described in Exhibit "A" (hereinafter "Wells"). Exhibit "D" shall reflect the location of and interest in Wells being conveyed to Buyer from Seller;

            g. Equipment. All of Seller's right, title and interest in all personal property, surface equipment from the wellhead to the initial wellhead meter house, down-hole equipment (1) described in Exhibit "A" or (ii) used or obtained in connection with the Leases, Easements, Wells, Permits or Land;

            h. Remaining Interests. All of Seller's night, title and interest in all other rights and interests 'in, to or under or derived from the Subject Property, even though improperly described in or omitted from the Exhibits.

         i. Net Revenue Delivered. All leases and other interests in the Subject Property will be delivered by Seller in favor of Buyer on the basis of eighty-three and six/tenths percent (83.6%) net revenue interest, subject only to proportionate reduction to the extent a particular lease or interest covers less than one hundred percent of the mineral ownership.

         2. Purchase Price. Subject to the other provisions hereof, Buyer agrees to pay to Seller for the Subject Property the sum of Six Million Three Hundred Thirty-Six Thousand Dollars ($6,336,000.00), as adjusted herein (the "Final Purchase Price") in the following manner: (i) a nonrefundable One Million Dollars ($1,000,000.00) (the "Deposit"), except as provided in Paragraph 8(d)(4) or if Closing does not occur through no fault of Buyer, payable upon execution of this Agreement in immediately available funds, and (ii) Four Million Seven Hundred Two Thousand Four Hundred Dollars ($4,702,400.00) (the "Closing Payment") payable at Closing to Seller in immediately available funds, and (iii) Six Hundred Thirty-Three Thousand Six Hundred Dollars ($633,600.00) (the "Post-Closing Reserve") to be adjusted and payable to Buyer in immediately available funds pursuant to Section 4 below. Also at Closing, Buyer shall reimburse Seller, in immediately available funds, for all Seller's reasonable actual direct out-of- pocket costs of surveying, permitting, building locations, paying related surface use fees or damages, drilling, completing, recompleting or converting, equipping, testing, production testing, water hauling and disposal, and operating the Wells described on Exhibit "D", as to all such costs incurred through


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Closing. Buyer shall also have the option at Closing to purchase from Seller the currently existing yard inventory for the Subject Property at Seller's actual cost, subject to Buyer's inspection and approval. Seller designates that all payments hereunder are to be made by wire transfer to the credit of United
States Exploration, Account #814102189, at Bank of Oklahoma, N.A., ABA#103-900-036.

         3. Closing. The conveyance of the Subject Property to Buyer shall be effective as of 12:01 a.m. on May 1, 2001, and shall be delivered at the Closing, which shall take place on or before the close of business on June 20, 2001 (the "Closing Date") unless postponed by agreement of the parties. Unless otherwise agreed, the Closing shall be held at Seller's offices. At the Closing, the following shall occur:

            a. Seller shall execute, acknowledge and deliver: (i) an Assignment, Conveyance and Bill of Sale in the form attached hereto as Exhibit "B" (the "Assignment"); and (ii) letters-in-lieu of transfer orders (if applicable), and other instruments conveying title to the Subject Property and the production therefrom to Buyer.

            b. Buyer shall deliver the Closing Payment to Seller by wire transfer and reimbursements mentioned in Paragraph 2 and cost of inventory if Buyer wishes to purchase same.

            c. Any ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of oil or gas or the receipt of proceeds therefrom on the Subject Property shall be prorated between Seller and Buyer as of the Closing Date to the extent Seller has received any production proceeds on which such taxes or assessments are based; otherwise, if Seller has not received any such proceeds, then all such taxes or assessments shall be allocated to Buyer, except for such taxes or assessments attributable to the overriding royalty retained by Seller's assigns on future oil and/or gas production.

            d. The Final Purchase Price provided for under this Agreement excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement because the parties believe that this sale is exempt from sales tax. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for payment of such tax. Buyer shall also be liable for any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement.

         4. Post-Closing Adjustments. Not more than fifteen (15) days after the Closing, Seller shall prepare and deliver to Buyer a statement (the "Final Settlement Statement") setting forth each adjustment to the Post Closing Reserve as provided 'in Section 8 of this Agreement, reflecting the calculation of each adjustment (the "Post Closing Adjustments") provided therein. Not more than fifteen (15) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes which Buyer proposes be made to the


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Final Settlement Statement. No later than thirty (30) days after the Closing, the parties shall agree with respect to the amounts due pursuant to such Post-Closing Adjustments. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the "Final Settlement Date." In the event that the Final Purchase Price is less than Six Million Three Hundred Thirty-Six Thousand Dollars ($6,336,000.00) cumulative, Buyer shall deduct such difference from the PostClosing Reserve and pay to Seller in immediately available funds the remainder of such Post-Closing Reserve. Payment by Buyer shall be made within three (3) business days of the Final Settlement Date.

         5. Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the date hereof and will represent and warrant at the Closing, as follows:

            a. Corporate or Other Relevant Authority. Seller is duly organized and in good standing under the laws of the State of Oklahoma, is duly qualified to carry on its business in the State of Kansas, and has all the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.

            b. Valid Agreement. This Agreement constitutes the legal, valid and binding Agreement of Seller. At the Closing, all instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Seller. Subject to obtaining the necessary consents to assignment as required herein in subparagraph (j) under this Section 5, the execution and delivery by Seller of this Agreement, the consummation of the transactions set forth herein and the performance by Seller of Seller's obligations hereunder have been duly and validly authorized by the Seller and to the best of Seller's knowledge after diligent inquiry will not conflict with or result in any violation of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Seller is a party or by which Seller is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Seller, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Seller is subject.

            By Agreement dated effective September 1, 2000, by and between Seller and E. Wayne Willhite, James R. Perkins, and William M. Stout, collectively referred to as the "Willhite Group", the Willhite Group was entitled to certain overriding royalties and working interests in, to, and under the Subject Property as defined herein. Attached hereto as Exhibit "F" are Special Powers of Attorney whereby Seller has been appointed as their attorney in fact to deal on their behalf in this Agreement and the Assignment to be made pursuant hereto. Any reference herein to Seller's interest in the Subject Property shall include the beneficial working interests owned in the Subject Property by the Willhite Group. Seller represents that it currently owns the legal title under the Subject Property. All conveyances made pursuant hereto shall include the beneficial working interests of the Willhite Group. The necessary assignments of overriding royalties into the Willhite Group will be made and delivered prior to delivering the


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Assignment to Buyer at Closing. The assignments of overriding royalty will not reduce the net revenue interest Seller has agreed to deliver hereunder.

            c. Authorization. This Agreement has been duly authorized, executed and delivered by Seller. All instruments required to be delivered by Seller at the Closing shall be duly authorized, executed and delivered by Seller. This Agreement and all documents executed by Seller in connection with this Agreement shall constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject only to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

            d. Leases. To the best of Seller's knowledge, after diligent inquiry, except as provided on Exhibit "E," the Leases are in full force and effect and are valid and subsisting documents covering the entire estates which they purport to cover; all royalties, rentals and other payments due under the Leases have been fully, properly and timely paid; no party to any Lease is in breach of any provision thereof and no such breach has been alleged by any lessor; and all conditions necessary to keep the Leases in force have been performed. Except as to be set forth on Exhibit "E", Seller has received no currently pending demand for release regarding any portion of the Leases. Seller will use its best efforts to take all prudent action necessary to keep the Leases in force and effect until the Closing.

            Seller shall provide to Buyer a schedule of all special provisions on a lease-by- lease basis as soon as practicable after execution of this Agreement.

            Buyer shall assume, at its sole option and at Seller's actual cost and expense, any and all interests in the nature of the Subject Properties acquired, and any and all outstanding offers and commitments made by Seller which become due after the date of this Agreement, and as to offers for new leases, which are beyond the first 66,000 net acres covered by the Leases. Seller shall not compete for or acquire any interest in lands within the Kansas counties of Neosho or in the easternmost ten miles of Wilson for a period of two
(2) years from or after the date of this Agreement. Any such subsequent interest so acquired by Seller, at Buyer's option, shall be promptly assigned to Buyer without reservation of any interest and within fifteen (15) days thereafter, and Buyer shall reimburse Seller the actual cost incurred in the payment of bonus therefor. The Willhite Group shall not be prohibited from normal well consulting or participation in wells 'in the area, but they shall not acquire new acreage blocks (more than 640 acres cumulative) which might conflict with the activities and interests of Buyer.

            e. Taxes. All due and payable ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of oil and/or gas or the receipt of proceeds therefrom on the Subject Property, which became due prior to the Closing Date, have been properly paid.


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            f. Maintenance of Interests. Seller will continue to use all reasonable efforts from the date of execution of this Agreement until the Closing, to maintain and operate the Subject Property in a reasonable and prudent manner, in full compliance with applicable law and orders of any governmental authority, to maintain insurance and bonds now in force with respect to the Subject Property, to pay when due all costs and expenses coming due and payable in connection with the Subject Property, and to perform all of the covenants and conditions contained in the Leases and all related agreements. Without the prior written consent of the Buyer, Seller will not: (i) develop, maintain and operate the Subject Property in a manner substantially inconsistent with prior operations or introduce any new method of operation or accounting with respect to the Subject Property; (ii) enter into any new agreements or commitments with respect to the Subject Property (except for additional leases or properties acquired and subject hereto); (iii) incur any liabilities other than in the ordinary course for normal operating expenses on the Subject Property; (lv) abandon, or consent to abandonment of, any producing or shut-in Well or any injection well located on the Subject Property, nor release or abandon all or any portion of the Leases; (v) modify or terminate any of the Leases or related agreements or waive any right thereunder; or (vi) encumber, sell or otherwise dispose of any of the Subject Property other than personal property which is replaced with equivalent property or consumed in the ordinary course of operation of the Subject Property and other than the oil and/or gas sold in the ordinary course of business.

            g. Default. To the best of Seller's knowledge after diligent inquiry, Seller is not in default under or in violation of (i) any law, order, writ, injunction, rule, regulation or decree of any governmental body, or court, or of any commission or other administrative agency relating to the Subject Property, or (ii) any material related agreement or obligation to which it is a party or by which it is bound relating to the Subject Property.

            h. Suits and Claims. Except as to be set forth on Exhibit "E", no suit, action, claim, audit, investigation or other proceeding is now pending or, to Seller's knowledge, after diligent inquiry, threatened before any court or governmental agency which might result in material impairment of the value or operation of any Subject Property, and Seller shall promptly notify Buyer of any such proceeding which arises or is threatened prior to the Closing.

            i. Access. Buyer and the employees and agents of Buyer shall have access to the Subject Property at Buyer's sole risk, cost and expense at reasonable times, and shall have the right to conduct production tests, equipment inspection, environmental audits, and any other investigation of the Subject Property on prior notice to Seller and upon agreement with Seller as to the time and place of such actions.

            j. Consents. Seller will use its reasonable efforts to obtain all necessary consents and waivers of preferential rights of third parties to purchase any part of the Subject Property. There are no preferential purchase rights applicable to the Subject Property except those to be set forth on Exhibit "E".


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            k. Contracts. With respect to the Contracts, to the best of Seller's knowledge after diligent inquiry: (i) all are identified on Exhibit "C" and all are in full force and effect; (ii) all payments due thereunder have been made by Seller; (iii) Seller is not in breach or default thereunder; and (iv) neither Seller nor any other party thereto has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Contract.

            l. Environmental Claims. To Seller's best knowledge after diligent inquiry, there are no adverse environmental claims or conditions affecting the Subject Property.

            m. No Production. None of the Wells have produced any oil or gas which have been sold to third parties, and there exists no gas balancing obligations among any owners in such wells.

            n. Obligation to Close. Seller shall take or cause to be taken all actions necessary or advisable to consummate the transactions contemplated by this Agreement and to assure that as of the Closing it will not be under any material company, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transactions.

         6. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date hereof and will represent and warrant at the Closing, as follows:

            a. Corporate Authority. Buyer is duly organized and in good standing under the laws of the State of Delaware, is duly qualified to carry on its business in the State of Kansas, and has all the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.

            b. Valid Agreement. This Agreement constitutes the legal, valid and binding Agreement of Buyer. At the Closing, all payments required hereunder to be made by Buyer shall be made and delivered to Seller and shall constitute legal, valid and binding obligations of Buyer. The execution and delivery by Buyer of this Agreement, the consummation of the transactions set forth herein and the performance by Buyer of Buyer's obligations hereunder have been duly and validly authorized by the Buyer and will not conflict with or result in any violation of any provision of (1) any agreement, contract, mortgage, lease, license or other 'instrument to which Buyer is a party or by which Buyer is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Buyer, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Buyer is subject.

            c. Governmental Approvals. Buyer has or shall obtain all required local, federal or state governmental and/or agency permissions, approvals, permits, bonds and consents, as may be required to assume Seller's obligations and responsibilities attributable to the Subject Property.


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            d. Further Distribution. Buyer is not acquiring the Subject Property with a view to, or for offer of resale in connection with, a non-exempt distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations pertaining to it or a distribution thereof in violation of any applicable Securities laws. Buyer agrees that if in the future it should decide to dispose of any of its interest in the Subject Property, Buyer will do so only in compliance with any applicable Federal and State Securities laws.

            e. Obligation to Close. Buyer shall take or cause to be taken all actions necessary or advisable to consummate the transactions contemplated by this Agreement and to assure that as of the Closing it will not be under any material company, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transactions.

         7. Files and Records. Seller will make available to Buyer all title opinions and other information available in Seller's files relating to the Subject Party (collectively "Data"). All Data shall be made available at Seller's office during normal working hours. Seller shall furnish to Buyer all original land and well files and all other related information and Data affecting the Subject Properties at the Closing.

         8. Title Examination/Other Defects.

            a. Title Standards and Defects. Seller represents and warrants that Seller's ownership interests in the Leases result in Seller owning approximately 66,000 net acres of Leases, covering at least all gas and coalbed methane gas rights. Seller represents and warrants that its working interest in each Well is no more than, and its net revenue interests 'in each Well is no less than those set forth on Exhibit "D." Buyer has Seller's permission to contact Hambright & Assoc. to discuss all issues of title and will authorize Hambright & Assoc. to allow Buyer to review all title in their files affecting the Subject Property and to make copies of title information in their files.

            Upon execution of and pursuant to the ten-ns of this Agreement, Buyer shall have the right to conduct its investigation into the status of the title of the Subject Property. If, in the course of such investigation, Buyer discovers title defects which renders title less than defensible, Buyer may, immediately upon discovery but no later than the Closing Date, notify Seller in writing specifying such defect, the Subject Property affected thereby, and Buyer's estimate of the net reduction in value of the Subject Property, as set forth in Section 8(d) below. A Title Defect shall be deemed to exist when (1) there is a defect in title to a lease or property which would render Seller's title thereto less than defensible, (2) a lease or property is subject to reversionary interest obligations which are not eliminated, (3) Seller is unable to obtain a consent or waiver of a preferential right to purchase from a third party which is required in order to convey the lease or property to the Buyer, or any required consent to assign is not obtained, (4) Seller does not hold title to the working interests and/or net revenue interests in a Lease or property as represented in Exhibit "D", or (5) there exists the uncured material breach of the Seller's representations and warranties set forth in Section 5 above.


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            b. Environmental Defects. Except as described on Exhibit "E," Seller represents and warrants that no environmental damage has occurred to any of the Subject Properties which has been caused by or through Seller.

         Buyer agrees and acknowledges that (a) it will have access to and the opportunity to inspect the Subject Property for all purposes, including without limitation, for the purposes of detecting the presence of hazardous or toxic substances, pollutants or other contaminants, environmental hazards, naturally occurring radioactive materials (NORM) produced water contamination of the surface and/or subsurface and any other environmental condition, and, (b) it will have satisfied itself as to the physical and environmental surface and subsurface condition of the Subject Property and their method of operation; and except as set forth in Seller's representations, warranties, or indemnities, to accept an assignment of the Subject Property at Closing on an "AS IS, WHERE IS" basis, "WITH ALL FAULTS".

            If, however, Buyer determines reasonably and in good faith that any portion of the Subject Property is materially and adversely affected by an Environmental Condition which is in violation of or not in compliance with Environmental Laws as defined below as of the Closing Date (except as described on Exhibit "E," which shall not be considered a Defect hereunder), Buyer may claim a Defect with respect to that portion of the Subject Property, exclude same from purchase hereunder, and calculates the net reduction in value of the Subject Property by Ninety-Six Dollars ($96.00) per net acre.

            As used herein, the term "Environmental Laws" shall mean any and all federal, state and local statutes, regulations, rules, orders, ordinances or permits of any governmental authority pertaining to health, the environment, wildlife and natural resources in effect in any and all jurisdictions in which the Subject Property is located, including without limitation, the Clean Air Act, as amended, and the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act ("RCRA"), as amended, the Hazardous and Solid Water Amendments Act of 984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act ("OSHA"), as amended, and the Hazardous Materials Transportation Act, as amended. Upon Closing, Buyer hereby assumes and shall be responsible for and agrees to indemnify, defend and hold harmless Seller, its employees, officers, directors, consultants, or agents (the "Seller Indemnified Parties") from and against any and all losses attributable to damage to property, injury to or death of persons or other living things, natural resource damages, CERCLA response costs, environmental remediation and restoration costs, violations of Environmental Laws, or fines or penalties (collectively, "Environmental Liabilities") arising out of or attributable to, in whole or in part, either directly or indirectly, the ownership or operation of the Subject Property at any time after the Closing Date. Similarly, as to and only as to acts caused by or through Seller itself, with Buyer accepting the Subject Property otherwise on an "AS IS" basis, Seller shall be responsible for and agrees to indemnify,


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

defend and hold harmless Buyer, its employees, officers, directors, consultants or agents (the "Buyer Indemnified Parties") from and against any and all losses attributable to Environmental Liabilities arising out of or attributable to, IN whole or in part either directly or indirectly, the ownership, condition or operation of the Subject Property before the Closing Date.

            c. Defect Exclusions. In addition to other limitations on claims for defects as contained elsewhere herein, the following items are not to be considered Title Defects or Defects: (i) the ability to secure Clean Air Permits, (ii) surface access to a location on a Lease, (iii) subordination of a Lessor's mortgage when not in default, or (iv) any other imperfection in title which does not render the same less than defensible.

            d. Procedure Regarding Defects Claimed by Buyer.

               i. Notices. Buyer may, by delivery of written notice to Seller of the existence of a title or environmental Defect (collectively "Defects"), request reduction of the Purchase Price ("Defect Adjustment") in an amount equal to the aggregate Defects based on net defective acreage (and exclusion of the Defect acreage or property from the Closing). Any notice shall include appropriate evidence to substantiate the Buyer's position, including: a description of the Defect; the basis for the Defect that Buyer believes causes such Subject Property to be treated as a Defect; the portion of a Lease or other part of the Subject Property affected by the Defect; and, to the extent then determinable, the amount by which Buyer believes the value of the Subject Property has been reduced because of the Defect and the computations and information upon which Buyer's belief is based. Assessment of the deduction for a Defect cannot exceed the price per net acre paid for the Subject Property compared to the net acreage affected by the Defect.

               It is understood and agreed that the Purchase Price of Six Million Three Hundred Thirty-Six Thousand Dollars ($6,336,000.00) is based on Buyer acquiring from Seller at least Sixty-Six Thousand (66,000) net acres covered by the Leases covering at least gas and coalbed methane rights, i.e. Buyer is paying Seller no more than Ninety-Six Dollars ($96.00) per net acre for the Subject Property. For the purposes of adjusting the Purchase Price for title or environmental Defects, Buyer and Seller agree that for all Defect Adjustments which reduce the actual net acres covered in the Subject Property to less than 66,000 net acres, the claim for a Defect shall be Ninety-Six Dollars ($96.00) per net acre as to those portions of the Subject Property affected by the claimed Defect.

               Any Defect notice shall be delivered by Buyer to Seller no later than the Closing Date. If a Defect Notice is not timely delivered, the Buyer shall waive and shall have no right to claim a Defect Adjustment; provided that with respect to an asserted title Defect, such waiver shall not apply to any claim by Buyer for breach of the special warranty of title contained in the assignment delivered by the Seller at the Closing (as to and only as to acts by and through the Seller) or to any claims by Buyer pursuant to the indemnification provisions set forth in this Agreement.


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               ii. Mandatory Negotiations. Upon timely delivery of a Defect notice, Buyer and Seller shall promptly meet and IN good faith use reasonable efforts to agree on the validity of the claim and the Defect Adjustment, if any, by which the Purchase Price should be adjusted. If the existence of a Defect, or the appropriate Defect Adjustment cannot be mutually agreed after Seller has completed any curative measures it deems appropriate, Buyer has the option to adjust the Purchase Price to account for the claimed Defect Adjustment(s) of any Subject Property pursuant to Subsection (d)(1) above,

               iii. Seller's Right to Cure Defects. If Seller receives a timely Defect notice, Seller shall have until thirty (30) days after the Closing to cure the underlying Defect at its sole cost. If by such date Seller can demonstrate to Buyer's reasonable satisfaction that such Defect has been cured, then no purchase price adjustment shall occur. If such Defect cannot be cured to Buyer's satisfaction, Buyer has the option to reduce the Post Closing Reserve by such amount and Buyer shall reassign such portion of defective Leases to Seller.

               iv. Termination. Either party may elect to terminate this Agreement in the event Defects equal or exceed thirty percent (30%) of the Purchase Price, in which event Seller shall immediately repay to Buyer the Deposit and the Closing payment.

         9. Costs and Revenues Before and After Closing. Subject to the reimbursements provided herein, Seller shall be responsible for the payment of all costs, liabilities and expenses incurred in the ownership and operation of the Subject Property prior to the Closing. Subject to the other provisions hereof, Buyer shall be responsible for all costs, liabilities and expenses incurred in the ownership and operation of the Subject Property from and after the Closing. The proceeds from the sale of hydrocarbons produced from the Subject Property prior to the Closing, if any, shall be the property of Seller. The proceeds from the sale of hydrocarbons produced after the Closing shall be the property of Buyer. Adjustments shall be made to the Purchase Price to account for such costs and revenues in the Preliminary Settlement Closing Statement and the Final Settlement Statement.

         10. Casualty Loss/Extraordinary Loss. If, prior to the Closing Date, any portion of the Subject Property shall be destroyed by fire or other casualty, or if Seller should incur any liability relating to any portion of the Subject Property other than routine operating costs and expenses for which Buyer is to be responsible for hereunder, Buyer shall have the right to treat such affected property as a Defect under Section 8 above. Should the portion of Subject Property affected be in excess of Three Hundred Thousand Dollars ($300,000.00), Buyer shall have the right to exclude the affected portion of the Subject Property by giving notice thereof to Seller or terminate this Agreement, in which event both parties shall be released from all obligations hereunder, any documents or payments exchanged shall be returned to the party who provided same and Seller shall immediately repay to Buyer the Deposit.

         11. Conditions to Closing. The obligations of a party to close shall be subject to the satisfaction by the other party or parties of all material agreements herein to be performed at or prior to Closing and to all representations and warranties of such party being true and correct. In the event Buyer's Conditions of Closing are not satisfied by Seller, Seller shall immediately repay to Buyer the Deposit and this Agreement shall terminate.

         12. Assumption of Obligations. From and after the Closing, Buyer assumes and agrees to perform all express or implied covenants and obligations of Seller relating to the Subject Property. Buyer also assumes Seller's proportionate part of the expenses and costs of plugging and abandoning wells and restoration of wells or operation sites, all in accordance with the applicable laws, regulations, and contractual provisions.

         From and after the Closing, Buyer assumes, will be bound by, and agrees to perform all express and implied covenants and obligations relating to the Subject Property, whether arising under (i) the Leases, the Contracts, the Easements, the Permits or any other contractually-binding arrangements to which the Subject Property (or any component thereof) may be subject and which will be binding on Buyer and/or the Subject Property (or any component thereof) after the Closing (collectively, the "Basic Documents"), or (ii) any applicable laws, ordinances, rules and regulations of any federal, state or local governmental or quasi-governmental authority having jurisdiction over the Subject Property.

         The Subject Property is understood to be subject to all existing Contracts relating to the Subject Property that are of record, have been furnished to Buyer, and are described in Exhibit "C". Buyer shall assume and be responsible for all obligations of Seller under such contracts as of the Closing.

         From and after the Closing, Buyer shall assume all rights and duties of the operator of any properties which are presently operated by Seller or Seller's contractors, including but not limited to all necessary filings with state agencies to properly effectuate such transfer. Seller agrees that it will not enter into any new contracts, or modify any existing contracts, without the written consent of Buyer which, however, shall not unreasonably be withheld.

         13. Independent Investigation and Disclaimer. The express representations of Seller set forth in this Agreement are exclusive and in lieu of any and all other representations. Seller disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Buyer, including any statements, representations, opinions, information or advice which may have been provided as an accommodation to the Buyer by any officer, shareholder, director, employee, agent, consultant or representative of Seller, or any engineer or engineering fin-n, or any other agent, consultant or representative. Without limiting the generality of the foregoing, except as expressly set forth in the Assignment, Seller makes absolutely no representation or warranty, express, implied or statutory, as to (i) title to any of the Subject Property; (ii) the ability of any component of the Subject Property to produce gas, coalbed methane, or oil,
(iii) the amounts, quality or deliverability of reserves of gas, coalbed methane, or oil attributable to the Subject Property, or any part thereof, (lv) geological or other interpretation of any economic evaluation, (v) present or future sales prices, operating costs, or other economic factors, or (vi) the condition or state of repair of any well or equipment relating to the Subject Property. Buyer acknowledges and affirms that it has exercised its night to inspect the Subject Property, and each component thereof; has satisfied itself as to its physical and environmental condition, both surface and subsurface; and further that Buyer has made its own independent investigation, analysis and evaluation of the Subject Property, and each component thereof (including Buyer's own estimate and appraisal of the extent and value of the petroleum, natural gas and other hydrocarbon reserves, if any, respecting each component of the Subject Property). The items of well equipment (surface and subsurface) conveyed as part of the Subject Property are sold hereunder "WHERE IS, AS IS, WITH ALL FAULTS," and without any warranties or representations of any kind or character, express or implied or statutory, regarding the condition or state of repair of any of the equipment comprising part of the Subject Property.

         14. Indemnity.

             a. By Seller. To the extent permissable under applicable law, Seller agrees to indemnify and hold harmless Buyer, its employees and agents, from all loss, cost, liability and expense arising out of, in connection with, or resulting from Seller's ownership or operation of the Subject Property prior to the Closing Date (except applicable plugging obligations, if any, under Kansas law). Seller further covenants and agrees to defend any suits brought against Buyer on account of any such claims and to pay any judgments, costs and expenses incident to the foregoing indemnity; provided, Buyer shall have the right, if it so elects, to participate in the defense of any such suit or suits in which it may be a party, at its own expense, without relieving Seller of the obligation to defend the same.

             b. By Buyer. To the extent permissable under applicable law, Buyer agrees to indemnify and hold harmless Seller, its employees and agents, from all loss, cost, liability and expense arising out of, in connection with, or resulting from Buyer's ownership or operation of the Subject Property after the Closing Date. Buyer further covenants and agrees to defend any suits brought against Seller on account of any such claims and to pay any judgments, costs and expenses incident to the foregoing indemnity; provided, Seller shall have the right, if it so elects, to participate in the defense of any such suit or suits in which it may be a party, at its own expense, without relieving Buyer of the obligation to defend the same.

         15. Warranties. Notwithstanding any provision of this Agreement to the contrary, it is understood that the Assignment, Conveyance and Bill of Sale in the form of Exhibit "B" to be delivered at Closing shall be made with a special warranty of title (warranting title only as to acts by or through Seller). It is specifically understood that the personal property and fixtures are being sold hereunder AS IS, WHERE IS, WITH ALL FAULTS.

         16. Miscellaneous.

             a. Brokers. Each party agrees that it will hold the other party harmless from any claim by any broker or finder asserting it was employed by such party in connection with the transactions contemplated hereby.

             b. Further Assurances. Seller agrees to execute any documents which it has the authority to execute, whether before or after the Closing, to aid Buyer in clearing or perfecting title and ownership to the Subject Property, and to facilitate the receipt of the proceeds of the sale of the production therefrom and attributable thereto. Buyer shall make any request for execution of such document in writing and shall provide Seller with a copy of the document and an appropriate explanation of its significance and purpose.

             c. Entire Agreement. This Agreement, together with the Exhibits attached hereto and Data delivered hereunder, shall constitute the complete agreement between the parties hereto and shall supercede all prior agreements, whether written or oral, and any representations or conversations with respect to the Subject Property.

             d. Press Releases. After entering into this Agreement, either party shall be entitled to issue a press release concerning this transaction, provided such press release shall not make reference to the consideration paid to Seller by Buyer nor shall a press release disclose the other parties name without its written approval, unless required by law, the Securities and Exchange Commission or the rules, regulations or guidelines of the stock exchange under which a party is listed.

             e. Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed made when actually received, or if mailed by registered or certified mail or Federal Express, postage or fees prepaid, addressed as set forth below, shall be deemed made three (3) days after such mailing. Either party may, by written notice to the other, change the address for mailing such notices. Faxes may be sent for convenience but must be followed up with mailing on any important notice issues.

             Notices to Seller:

                           ATTN: Bruce Benson
                           BENSON MINERAL GROUP, INC.
                           1560 Broadway, Suite 1900
                           Denver, Colorado 80202
                           FAX (303) 863-1932

                  Notices to Buyer:

                           ATTN: Jack Richards
                           DEVON SFS OPERATING, INC.
                           20 North Broadway, Suite 1500
                           Oklahoma City, Oklahoma 73102-8260
                           FAX (405) 228-4461

             f. Binding Effect. Except as specifically provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their successors and assigns; provided, no assignment by either party shall be made without the express consent of the other party, which consent shall not be unreasonably withheld, and if such consent is granted, no assignment shall relieve such party of any of its obligations hereunder.

             g. Counterparts. This Agreement may be executed in any number of counterparts, which taken together shall constitute one instrument and each of which shall be considered an original.

             h. Law Applicable. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas applicable to contracts made and performed entirely therein. The prevailing party in any dispute hereunder shall be entitled to recover its attorneys' fees and costs.

             i. Waivers. No parties' rights hereunder will be deemed waived except by a writing signed by such party.

             j. Incorporation of Exhibits. All exhibits and schedules referred to herein are attached hereto and are made a part hereof by this reference.

             k. Survival. Except for the special warranty of title which is incorporated in the assignment documents and except as otherwise provided herein, all other representations, warranties and provisions of this Agreement shall not survive the Final Settlement Date and shall not merge into the assignment documents to be delivered hereunder.

SELLER:


BENSON MINERAL GROUP, INC., on its
own behalf and as Attorney-in-Fact for E. Wayne
Willhite, Perkins, and William M. Stout



By:      /s/ Bruce D, Benson
     ---------------------------------------
     Bruce D. Benson, President



BUYER:


DEVON SFS OPERATING, INC.


By:      /s/ R. D. Clark
     ---------------------------------------
    R. D. Clark, Vice President

                                EXHIBITS OMITTED


                                     - 17 -